Employment Contract

between

Sauer-Danfoss GmbH & Co. OHG,
Krokamp 35, 24539 Neumünster, Germany

hereinafter referred to as "Employer"

and

Eric Alström
Bekscher Berg 21, 33100 Paderborn, Germany

Hereinafter referred to as “Employee”

1)	Duties and Area of Work

a)
Employee shall commence his activities for the Employer on September 10, 2012. Within his work Employee is President and Chief Executive Officer of Sauer-Danfoss Inc., the parent company of the Employer. In accordance with the Sauer-Danfoss Inc. by-laws, the Board of Directors of Sauer-Danfoss Inc. shall control and manage the property, business and affairs of Sauer-Danfoss Inc.  As President and Chief Executive Officer, Employee shall have general supervision of the business of Sauer-Danfoss Inc., shall see that all orders and resolutions of the Board of Directors are carried into effect subject, however, to the right of the directors to delegate any specific powers to any other officer or officers of Sauer-Danfoss Inc. except such as may be by statute exclusively conferred upon the President and Chief Executive Officer.  Employee's tasks, rights and duties arise from this employment contract, the by-laws of Sauer-Danfoss Inc. and the instructions from the Board of Directors of Sauer-Danfoss Inc.  Employee shall report to the Chairman of Sauer-Danfoss Inc. or to the Chairman's designee.

b)
The principal place of work of Employee is the business of the Employer in Neumünster, Germany. Employee is willing to take business trips inside and outside Germany. Business travel is a substantial part of the job. By mutual agreement, Employee's place of assignment may be relocated to another of Sauer-Danfoss' offices or plant sites, including those outside of Germany.

c)
Employee may serve from time to time as a director and/or member of a committee of the Employer and/or as a director and/or member of a committee and/or officer of one or more subsidiary or related or affiliated companies within the meaning of §§ 15 et seqq. German Stock Corporation Act or joint ventures of Sauer-Danfoss Inc. Employee agrees to fulfil his duties as such director, member of a committee or officer without additional compensation other than the compensation provided for in this agreement.

2)	The Term of Contract

The employment contract is to continue for an indefinite term. It can be terminated pursuant to section 11 of this contract.

3)	Working Hours

Employee undertakes to devote his entire working capacity to the interests of the Employer and, if necessary, to work beyond the regular working hours of the company. This shall include working on Saturdays, Sundays and public holidays and apply to when Employee is travelling on business trips as well.

4)	Remuneration

a)
Employee shall receive an annual fixed salary of EUR 500,000.00 gross, payable in 12 equal instalments at the end of each month. The salary shall be paid in accordance with applicable statutory tax and social security and insurance provisions into an account stipulated by Employee. The annual salary shall be reviewed each year and adjusted as necessary. Employee does not have an automatic entitlement to an increase in his annual fixed salary.

b)
In addition to the fixed salary in accordance with the above section 4)a) Employee shall be eligible to earn an annual incentive under the prevailing Sauer-Danfoss Inc. Omnibus Incentive Plan ("Incentive Plan"). The payment of an annual incentive is subject to certain performance or profit related goals being achieved. Such goals shall be based on the prevailing conditions of the Incentive Plan. The Company reserves the right to decide each year anew on the targets and their weighting. This also includes the right that the Incentive Plan can be amended or terminated in its entirety with effect for the future provided there is an objective reason therefore. The following are considered to be objective reasons for an amendment or termination: economic reasons on a company or group level or a basic change to the remuneration system for Sauer-Danfoss group executive officers. In as far as the employer terminates the employment relationship for good cause within the meaning of § 626 German Civil Code no annual incentive will be paid for the financial year in which termination takes effect. Also, an annual incentive will only be paid pro rata temporis when the employment relationship begins or ends during the financial year.

c)
Employee is entitled to participate in the additional benefits generally granted to all executive employees of the Sauer-Danfoss group, in particular the long-term incentive plan for executive employees of the Sauer-Danfoss group under the prevailing Sauer-Danfoss Inc. Omnibus Incentive Plan, in accordance with the prevailing provisions and conditions of such benefits. The Employer is entitled to adjust these benefits with effect in the future or to revoke them completely also with effect in the future provided there are objective reasons therefore. The following are considered to be objective reasons for an amendment or termination: economic reasons on a company or group level or a basic change to the remuneration system for Sauer-Danfoss group executive officers. Except as otherwise provided for in any award agreement, Employee shall only receive a payout of a Long-Term Incentive Award if he is employed by the Employer or by any other company in the Sauer-Danfoss group through the last day of the Performance Period with respect to such Long-Term Incentive Award. Long-Term Incentive Awards are made on a fully discretionary basis by the Compensation Committee of the Board of Directors of Sauer-Danfoss Inc. The granting of a Long-Term Incentive Award for any given period does not lead to a vested right to further Long-Term Incentive awards in the future.

d)
The fixed salary specified under section 4)a) shall cover all work performed by Employee including any work performed outside the regular company working hours (overtime), time spent travelling and any work on Saturdays, Sundays and public holidays.

e)	Employee shall be entitled to participate in the respective valid existing pension plan afforded to the executives employed by the Employer, that might be amended from time to time.

5)	Company Car

The Employer shall provide Employee with a company car in accordance with the applicable company car regulations. The Employer shall bear the operating, service and maintenance costs of the car. Employee may also use the company car for private purposes free of charge. Any tax incurred on the non-cash benefit for private use shall be borne by Employee. When the employment relationship ends Employee shall return the company car, vehicle documents and accessories without undue delay to the Employer. Employee shall not have any right of retention with regard to the company car.

6)	Absence from Work / Sick Pay

a)
Employee shall inform the Employer of any inability to work or extension of an inability to work and the expected length of absence, irrespective of the reason and at the same time to inform the Employer verbally of any urgent work that needs to be done.

b)
If the inability to work lasts more than three calendar days the Employee, in the case of an inability to work owing to illness, must submit a medical certificate stating that he is unable to work and the probable length of illness no later than the following working day. If the inability to work lasts longer than that stated on the medical certificate Employee shall inform the Employer and provide a further medical certificate without undue delay. This requirement to provide a medical certificate also applies when the continued salary payments referred to below come to an end.

c)
The statutory provisions of the Act on Continued Payment of Remuneration (Entgeltfortzahlungsgesetz) apply to the continued payment of remuneration in the event of inability to work as a result of illness. In so far as the inability to work lasts for more than the statutory period for which remuneration is continued, the Employer shall pay Employee a discretionary payment (net of tax and social security and insurance expenses) constituting of the difference between the net salary in accordance with section 4)a) of this contract received before the inability to work commenced and the sickness benefit drawn by Employee. This discretionary payment shall take effect from the date of termination of the statutory period referred to above for a period of no more than 24 weeks and not beyond the date of the end of the employment relationship. If Employee has private health insurance the Employer shall pay the difference between the net salary in accordance with section 4)a) of this contract drawn before the inability to work commenced and the sickness allowance provided by the insurance company, but no more than the difference to the amount which Employee would receive from the statutory health insurance scheme as sickness benefit if he were insured with a statutory health insurance scheme.

d)
If Employee has a statutory right to demand compensation from a third party who caused his incapacity to work, this right shall pass to the Employer to the extent that the Employer pays Employee a salary and any employer contributions due thereon to the statutory social insurance scheme. Employee shall provide the Employer without undue delay with whatever information is necessary to assert such claims and shall cooperate in asserting and enforcing them.

7)	Leave

a)
Employee shall have 30 days of leave per calendar year. 20 working days of this entitlement are the statutory (minimum) leave under the prevailing German Federal Paid Holiday Act (Bundesurlaubsgesetz). Any leave in addition thereto is granted as contractual additional leave. Saturdays shall not be considered working days.

b)
If Employee joins or leaves the company in the course of a calendar year, he shall be entitled only to 1/12 of the annual leave entitlement for each full month of employment in that year unless mandatory provisions of the German Federal Paid Holiday Act provide for a higher entitlement. The leave entitlement set out in a), sentence 1, shall be reduced by 1/12 for each full month in which the employment relationship is suspended.

c)	The timing of the leave shall be determined taking into account the business interests of the Employer in consultation with Employee's direct superior.

d)
Annual leave must be taken during the current calendar year. Leave may only be carried forward to the next calendar year if this is justified by urgent operational requirements or for reasons in the person of the Employee. Leave entitlements shall be forfeited without compensation as of 31 March of the following year (carry-forward period); the statutory minimum leave shall, however, be maintained in whole or in part in such case, if the Employee was unable to use his entitlement in whole or in part owing to his inability to work during the carry-forward period - however for a maximum transitional period of 15 months after the period on which leave is based (calendar-year). Any remaining leave must then be taken without undue delay subject to agreement with the employer once he is no longer unable to work.

e)	Leave that has been taken shall first be deducted from the statutory leave entitlement. Pay in lieu of leave shall be granted only for the statutory leave entitlement.

8)	Confidentiality / Business Documents

a)
Employee shall observe confidentiality regarding all confidential matters, operating and business secrets and procedures which become known to him during his employment; this shall apply during the period of the employment relationship and the period thereafter. This confidentiality obligation shall also cover the remuneration agreed upon in this contract and operating and business secrets of companies affiliated with the Employer and customers of the Employer or of its affiliates within the meaning of §§ 15 et seqq. of the German Stock Corporation Act.

b)
Employee shall not disclose documentation, documents, files (irrespective of the medium on which they are saved) or items of any type whatsoever to third parties any more than is necessary to fulfil the duties set out in the employment contract. Any business documents concerning the Employer and its interests are the property of the Employer irrespective of the addressee; this also applies to any other business items.

c)
On request, but no later than the end of the employment relationship, Employee shall return all items, documentation, documents and files (irrespective of the medium on which they are saved) and all copies thereof to the Employer's registered office. Employee shall return any items, documentation, documents and files (irrespective of the medium on which they are saved) and any copies thereof which he has received from the Employer's customers to the respective customers immediately on request, but no later than the end of the employment relationship. Employee shall provide the Employer with a list of all passwords, write-protect codes, access codes and similar which he has used in connection with his employment relationship immediately on request, but no later than the day on which the employment relationship comes to an end. Employee shall have no retention rights irrespective of legal grounds.

d)
On request, but no later than at the end of the employment relationship, Employee shall delete any data or information saved on private electronic data carriers concerning matters of the Employer or any affiliated companies once he has returned these to the Employer in accordance with section 8c).

9)	Work Results / Copyright

a)
The provisions of the German Employee Inventions Act (Arbeitnehmererfindungsgesetz) shall apply to the rights in inventions or technical improvements which Employee has made or processed during in connection with or on the basis of his work for the Employer or on the basis of work results of Employee.

b)
If work results are created by Employee while carrying out his duties or in accordance with the instructions from the Employer which are subject to the German Copyright Act (Urheberrechtsgesetz) the following shall apply:

aa)	If this takes the form of a computer programme, under § 69 b German Copyright Act the Employer alone is entitled to exercise all pecuniary law powers in the computer programmes.

bb)
Employee hereby grants the Employer in advance all utilisation acts regulated in §§ 15 to 24 German Copyright Act exclusively, transferable, with the right to issue sublicences, unrestricted in time, territory and in content and not ordinarily terminable for all known and unknown utilisation rights in all other works protected by copyright and all other performances protected under the Copyright Act. The Employer's rights shall not depend on the continued existence of the employment relationship.

cc)
The exercise of any revocation right to which the Employee may be entitled pursuant § 41 German Copyright Act owing to non-exercise of the utilisation rights granted in each case is excluded for a period of five years with effect from the date on which they were granted. In the event of a revocation Employee hereby grants the Employer a non-exclusive utilisation right subject to bb).

d)
If Employee produces other protectable work results during employment relationship, in particular registered designs, trade marks and topographies the Employer has exclusive entitlement to utilisation of these work results and to their protection. This applies with regard to utilisation of work results which cannot be protected as well, in particular know-how.

e)	Employee is obliged to inform the Employer without undue delay in writing of the aforementioned work results arising.

f)
The handover of the work results and rights regulated in section 9)b) and 9)c) is deemed to be included in the remuneration agreed in the aforementioned section 4)a), also for the period after this employment relationship has ended.

10)	Secondary Activities

Any additional paid or unpaid work may only be assumed by Employee after obtaining prior written consent from the Employer. Prior written consent shall not be required for charitable, religious and political activities which do not impair Employee's activities under this contract. In such cases, Employee is obliged only to notify the Employer in advance. In addition to service contemplated by section 1)c) above, prior written consent will also not be required for service on the Board of Directors of up to a maximum of two companies outside of the Sauer-Danfoss Group so long as these companies do not compete with Sauer-Danfoss and provided that such service does not impair Employee's activities under this contract.

11)	End of Contract / Termination / Death allowance

a)
The employment relationship may be terminated by the Employer by observing a notice period of twenty-four (24) months to the end of the month or by Employee by observing a notice period of twelve (12) months to the end of the month (ordinary termination).

b)	The right to terminate the employment contract for good cause by either party shall remain unaffected.

c)	Termination must be in writing. Notice of termination which is not in writing is legally invalid.

d)
The employment relationship shall end automatically at the end of the month in which Employee reaches the standard retirement age for a state pension; notice of termination shall not be required. The employment relationship may be terminated by either party beforehand in accordance with the above provisions (ordinary termination). In the same way the employment relationship may also end without termination being necessary if Employee draws pension on grounds of age before he reaches the statutory pension age, following part-time-work for older employees or on grounds of full invalidity.

e)
Notwithstanding any other provision of this agreement, Employee's employment hereunder shall terminate without notice upon Employee's death. If Employee dies during employment, the Employer will pay the fixed salary pursuant to section 4)a) above to Employee's spouse or registered partner for the month of death and six months thereafter, but not beyond the date on which the employment relationship would have ended if Employee not died and excluding any Annual Incentive and Long-Term Incentive. In the event that Employee is not survived by his wife or registered partner, the above stated allowance is to be distributed among his children, provided that they are entitled to receive maintenance and are younger than 25.

f)
If the employment of Employee is terminated by the Employer for any reason other than breach by Employee, the Employer shall reimburse expenses incurred and paid by Employee for executive level career outplacement services by a mutually agreeable outplacement firm. If

Employee and Employer cannot agree on the outplacement firm Employer shall decide. The costs of outplacement services are limited to EUR 20,000.00 gross.

12)	Release from Duty to Work

a)
The Employer is entitled to release Employee revocably or irrevocably on full pay from his contractual duty to work when the employment relationship is terminated, in particular after notice has been issued, irrespective of who issues such notice, if there are objective reasons therefor. Objective reason for releasing Employee from work duties shall be impairment of company interests, in particular gross breach of contract by Employee which jeopardizes the basis of trust, suspicion of having betrayed operating or business secrets, competitive activity or if there is no further need to employ him on operational grounds.

b)
Employee may only carry out gainful secondary employment during the period in which he is released from his work duties subject to prior notice to and consent from the Employer. The competition prohibition for the term of the contract continues to apply.

13)	Prohibition on Competition during the Term of the Contract

Employee may not engage in any activity which competes with that of the Employer or companies related or affiliated with the Employer within the meaning of §§ 15 et seqq. German Stock Corporation Act during the term of this employment contract. In particular Employee shall not engage in any employed or freelance activity or in any other capacity for a company which competes directly or indirectly with the Employer or companies related or affiliated with the Employer. Likewise, Employee is prohibited from establishing, acquiring or participating directly or indirectly in a competing company of this type during the term of the contract. The acquisition of shares in listed companies is not regarded as participation within the aforementioned meaning provided no more than 2 % of the shares are held.

14)	Post-contractual Prohibition on Competition

For a period of 18 months after termination of the employment contract Employee may not become active, either on his own account or as an employee or in any other manner, for a company which competes, directly or indirectly, with the Employer or with another member of the Sauer-Danfoss group. . In the same way Employee may not during this prohibition either establish, acquire or participate directly or indirectly in such company. The acquisition of shares in listed companies is not regarded as participation within the aforementioned meaning provided no more than 2 % of the shares are held.

This prohibition on competition clause shall not apply if Employee is dismissed by the Employer without reasonable cause or if Employee resigns from his office as a consequence of breach of this agreement by Sauer-Danfoss Inc. or the employer.

15)	Prohibition on Solicitation

During the employment relationship resulting from this contract and for a period of 24 months after termination of the employment relationship Employee may not actively solicit directly or indirectly, in favour of a third party, an employee of the Employer or of a company associated with the Employer within the meaning of §§ 15 et seqq. German Stock Corporation Act or cause such employee to terminate his/her contractual relationship with the Employer or with a company associated with the Employer within the meaning of §§ 15 et seqq. German Stock Corporation Act.

16)	Outlays and Expenses

Travel costs and expenses will be reimbursed against receipts in accordance with the Employer's guidelines provided that they were necessary in the interest of the Employer. If Employee's spouse or registered partner also participates in the travelling at the request of the Sauer-Danfoss Inc. Board of Directors, such expenses shall also be reimbursed.

17)	Consent to Data Collection and Data Processing

a)
Employee is advised that personal data (for example salary calculation, salary statements, leave records, personnel planning and development) will be collected, used and processed for administration purposes relating to employment relationship. The Employee agrees that such data may be collected, used and then processed and also agrees that such data maybe disclosed to third parties for further processing for administrative purposes if requested by the Employer.

a)
Employee is obliged to treat personal data as confidential. This applies to personal data relating to colleagues, employees and customers. These data privacy obligations shall continue to apply even when the employment relationship has ended. In all other respects, the provisions of the Data Protection Act shall apply (Bundesdatenschutzgesetz).

18)	Preclusion Periods

a)
Claims arising from this employment relationship shall lapse if they are not asserted in writing against the other party within a three-month preclusion period. Any failure to meet this deadline shall lead to loss of the entitlement. The preclusion period shall begin when the claim is due and the claimant gains knowledge of the circumstances justifying the entitlement or could reasonably be held to have gained such knowledge without having been grossly negligent. This preclusion period shall not apply in the case of liability based on intent.

b)
If the other party rejects the claim in writing or does not state its position within one month after the claim has been asserted, the claim shall lapse unless it is asserted in court within three months of rejection or expiry of the deadline. Filing a lawsuit for protection against unfair dismissal shall not prevent a claim from being forfeited.

19)	Choice of Law, Place of Jurisdiction

a)	The employment contract is subject to German law.

b)	Neumünster employment court is competent for all legal disputes arising from the employment relationship, its termination and settlement.

20)	Authoritative Language

The agreement has been prepared in English and is the authoritative language of the contract.

21)	Final Provisions, Employer's Guidelines, Written Form Requirement, Severability Clause

a)	The employment relationship shall be subject to the current version of the Employer's rules and guidelines as well as this employment contract, in particular the prevailing "Code of Conduct".

b)
Amendments and additions to or termination of this contract shall be in writing if they are to be considered valid; electronic form and text form are ruled out. The above Sentence 1 shall also apply to any departure from or waiver of the written form requirement itself. Individual agreements shall always take precedence and shall apply regardless of the form requirement (§ 305 b German Civil Code). There are no collateral oral agreements.

c)
If any provision of this contract should be or become invalid in whole or in part, or should it transpire that there has been a lacuna, this shall have no effect on the validity of the remaining provisions. Statutory provisions (see § 306 (2) German Civil Code) shall apply instead of any general terms and conditions which are invalid or not referred to. The Parties shall agree on a valid provision in lieu of the invalid or ineffective provision which reflects as closely as possible the economic intention of the invalid or ineffective provision and supplementary interpretation is not preferential or possible.

d)	This contract shall be executed in two originals. By placing their signature below, both parties confirm that they have received an original copy of this contract.

Neumünster, August 29, 2012 Place Date	Paderborn, August 30, 2012 Place Date

/s/ Thomas Kaiser	/s/ Eric Alström
Sauer-Danfoss GmbH & Co. OHG Kaiser, Thomas General Manager	Eric Alström